EXHIBIT 10.1

Retention and Release Agreement
This Retention and Release Agreement (the “Agreement”) is entered into as of August 6, 2015 between Thomas A. Williams (“Executive”) and HRG Group, Inc. (the “Company” and together with the Executive, the “Parties”).
1.	Recitals
(a)            Executive and the Company are parties to an employment agreement dated as of February 24, 2012 (and amended as of February 11, 2014 as amended, modified or supplemented, if applicable, the “Employment Agreement”);
(b)          The Parties have agreed that the Executive will remain employed with the Company through January 1, 2016 and that the Executive’s employment will terminate on January 1, 2016, unless terminated sooner pursuant to the terms of this Agreement herein;
(c)          The Employment Agreement requires that Executive execute a release as a condition to receiving severance payments and benefits; and
(d)            Executive and the Company desire to fully, finally and amicably resolve and settle any and all issues between them, actual or potential, whether or not relating to Executive’s employment with the Company and the termination of such employment as set forth in this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.
2.	Last Day of Employment.
(a)              Executive and the Company acknowledge and agree that the Recitals set forth in Section 1 of this Agreement are accurate and that, unless otherwise provided herein, Executive’s last day of employment will be the earliest of (i) January 1, 2016 and (ii) any date mutually agreed by the Parties in writing (such date, the “Designated Date”).
(b)              As of the Designated Date, Executive (i) will be relieved of the duties and responsibilities of Executive’s position, and (ii) will have no authority to and may not represent himself as an employee or agent of the Company or its parent, subsidiaries and affiliates for any purpose unless and to the extent specified in writing by an authorized officer of the Company.  From and after the date hereof through the Designated Date (such period, the “Retention Period”), and except as otherwise approved in writing by the Company’s CEO, Executive shall continue to perform his duties and obligations to the Company and its subsidiaries and affiliates and to perform such other duties and obligations as reasonably requested by the Company, including (x) to the extent requested by the Company to serve, or continue to serve, on the board of the Company’s subsidiaries, affiliates and investees; and (y) prepare and certify the Company’s financial statements, including any Form 10-Q and Form 10-K, and any amendments thereto, and other applicable documents and certifications and filings for the Company and its subsidiaries (the “Certifications”).

(c)              At any time requested by the Company’s CEO, the Executive shall promptly resign from any titles and appointments Executive may hold with the Company and its parent, subsidiaries and affiliates (and Executive agrees to promptly execute any documents reasonably required to effectuate the foregoing).
(d)              On the Designated Date, Executive shall return any other property of the Company and its subsidiaries and affiliates, and shall also provide Executive’s iPad, iPhone and personal computer/tablet to the Company’s IT department for removal of any information of the Company and its subsidiaries and affiliates.
3.	Payments to Executive.
(a)              Separation Payments.  Provided that Executive timely delivers to the Company a signed original of this Agreement and does not revoke this Agreement, within the time period described in Section 15 herein and the Executive timely delivers the Second Release (as defined in Section 15 herein) and does not revoke it by the Final Release Date (as defined in Section 15 herein), and subject to Executive’s compliance with the Noncompetition and Nonsolicitation, Non-Disclosure of Confidential Information, Return of Property, Intellectual Property Rights, Notification of Employment or Service Provider Relationship and Non-Disparagement provisions of the Employment Agreement and Section 10 of this Agreement (collectively, the “Post Employment Restrictive Covenants”), and the Executive’s compliance with the terms of this Agreement, the Company will pay and provide Executive, subject to the terms and conditions of this Agreement, and Executive will accept, as and on behalf of Releasor (as defined below) from the Company on behalf of each Releasee (as defined below), the following cash payments, benefits and stock awards (the “Separation Payments”) in consideration for Executive’s release of claims against the Company and Releasees and Executive’s agreeing to the covenants and obligations set forth in this Agreement:
(i)            cash severance pay in the gross amount of $500,000, payable in accordance with the Company’s payroll practices, in substantially equal monthly installments over a period of 12 months following the Designated Date, subject to this Agreement becoming effective and irrevocable in accordance with the terms herein;
(ii)            vesting on March 5, 2016 of unvested options to purchase 35,000 shares of Company stock that were awarded to Executive in respect of the Initial Equity Grant;
(iii)            reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in excess of the cost of such benefits that active employees of the Company are required to pay, for a period of 12 months (or until Executive obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that Executive elects COBRA coverage and subject to the conditions that: (A) Executive is responsible for immediately notifying the Company if Executive obtains alternative insurance coverage, (B) Executive will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if Executive declines COBRA coverage, then the Company will not make any alternative payment to Executive in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Executive;
(iv)            vesting of $2,108,000 and $1,018,000, which is 100% of the unpaid deferred cash portion of Executive’s annual bonuses awarded for years prior to the Designated Date, with payment thereof to be on the dates such bonuses are paid to other senior executives of the Company (for the avoidance of doubt, any such deferred cash shall remain subject to any reduction provisions applicable to members of senior management with respect to their deferred amounts from such prior years; provided that such deferral period shall not be longer than four fiscal years after the date such deferred cash was first granted);
(v)            continued vesting of 100% of the unvested options to purchase shares of Company stock and the unvested shares of restricted stock of the Company, that were awarded to Executive in respect of the annual bonuses for years prior to the Designated Date and are listed below, such that such options and restricted stock shall vest on the dates they would otherwise vest had the Executive remained an employee of the Company in such amounts and on such dates as follows: (A) 94,979 options vest on November 29, 2015; (B) 99,652 options vest on November 29, 2016; (C) 43,914 options vest on November 29, 2017, (D) 226,305 restricted shares vest on November 29, 2015; (E) 238,816 restricted shares vest on November 29, 2016 and (F) 99,980 restricted shares vest on November 29, 2017; provided, that it is acknowledged and agreed that Executive has elected to cause the Company to withhold or repurchase shares to the statutory minimum tax withholding levels (which includes for Company restricted stock taxation when employment ends) and subject to the Debt Limitations;
(vi)            a bonus for the Company’s 2015 fiscal year equal to $1,000,000, payable entirely in cash, on or prior to November 30, 2015; provided that the Company shall have filed its Annual Report on Form 10-K and the Executive shall have signed all applicable related Certifications on or prior to such date; and
(vii)            if a Change in Control occurs after the Effective Date, then Executive’s outstanding equity awards in the Company shall become fully vested upon the later of the date of (x) such Change in Control or (y) Executive’s termination of employment (other than a termination for Cause).
For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, except as set forth in the last sentence of Section 11 hereof, (x) the Separation Payments (or rights set forth in Section 3(a) above) contemplated to be paid or provided by Section 3(a) above prior to January 1, 2016 shall not be made (or become effective) prior to the Effective Date and (y) the Separation Payments (or rights set forth in Section 3(a) above) contemplated to be paid or provided by Section 3(a) above on or after January 1, 2016 shall not be made (or become effective) prior to the Final Release Date; it being understood and agreed the Executive (or his estate or administrator) shall be entitled to, and the Company shall pay in accordance with the terms of Section 3(a) above, the Separation Payments in the event of the Executive’s death following the Effective Date.

(b)              Forfeiture of Unvested Awards; No 2016 Annual Bonus.  Except as otherwise explicitly stated in Section 3(a), as of the Designated Date, all of Executive’s (i) unvested shares of restricted stock and unvested options to purchase shares of the Company, and (ii) unvested or deferred cash compensation, shall be forfeited and terminated; provided that, it is understood and agreed that any equity issued to the Executive by any of the Company’s public parents, subsidiaries or affiliates shall be governed by the governing documents between the Executive and such parent, subsidiary or affiliate. The Company and Executive agree that Executive shall not be entitled to receive an annual bonus in respect of the Company’s 2016 fiscal year or thereafter.
(c)              Other Payments. Starting from the Effective Date and through the Designated Date, the Executive shall be entitled to receive and the Company shall pay Executive’s accrued but unpaid Base Salary, unused vacation time accrued through the Designated Date, and unreimbursed business (including FlexNet and the Company’s 401K plan) expenses (pursuant to the Employment Agreement) incurred through the Designated Date.  Executive’s rights (i) to receive benefits after the Designated Date from employee benefit plans in which Executive was a participant while employed by the Company (other than any severance plan, policy or arrangement) and (ii) to exercise stock options that were awarded and vested prior to the Designated Date shall be governed by the terms of the applicable Company plans and agreements (as amended by the terms of the Employment Agreement).
(d)              Consideration.  Executive acknowledges and agrees that: (i) the Separation Payments set forth above are adequate consideration for all of the terms of this Agreement; (ii) the Separation Payments set forth above do not include any benefit, monetary or otherwise, that was earned or accrued or to which Executive was already entitled without signing this Agreement on the date this Agreement was executed by Executive; and (iii) any monetary or other benefits which, prior to the execution of this Agreement, Executive may have earned or accrued or to which Executive may have been entitled (other than the payments described in Section 3(c) above) have been paid, or such payments or benefits are expressly described in this Agreement or have been released, waived or settled by Releasor pursuant to this Agreement.
(e)              Repayment.  Executive acknowledges that notwithstanding any provision of this Section 3 to the contrary, to the extent that any portion of the Separation Payments is determined to be incentive compensation that is required by applicable law or written Company policy adopted to implement the requirements of such law (including Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) to be subject to any required clawback, forfeiture, recoupment or similar requirement, then such amount shall be subject to any required clawback, forfeiture, recoupment or similar requirement.
(f)              Taxes.  The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with the amounts payable under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

4.	Release and Waiver of Claims by Executive
THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EXECUTIVE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EXECUTIVE SIGNS THIS RELEASE, EXECUTIVE MUST READ THIS SECTION 4 CAREFULLY, AND MAKE SURE THAT EXECUTIVE UNDERSTANDS IT FULLY.
(a)              In consideration of Executive’s receipt and acceptance of the consideration contained in this Agreement from and/or on behalf of Releasees, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, successors and assigns, (collectively, “Releasor”) hereby irrevocably, unconditionally and generally releases:
(i)            the Company;
(ii)            the Company’s parents, and direct and indirect affiliates, subsidiaries, divisions, and other related entities (“Affiliates”);
(iii)            all entities managed by the Company and its Affiliates (“Designated Entities”) (collectively, the Company, its Affiliates and Designated Entities are referred to as the “HRG Entities”); and
(iv)            the current and former shareholders, directors, officers, partners, members, agents, attorneys and employees, of the HRG Entities (“Affiliated Persons”) (the persons described in Sections 4(a)(i) - (iv) are collectively referred to as “Releasees”, and each, as “Releasee”);
from or in connection with, and Releasor hereby waives and/or settles, with prejudice, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the Effective Date of this Agreement, including arising directly or indirectly pursuant to or out of any aspect of Executive’s employment with the Company or any relationship with any other Releasee, the payment or nonpayment of any compensation by any of the HRG Entities, the performance of services for the Company or any Releasee or the termination of such employment or services.
(b)              Specifically, without limitation, this release shall include and apply to any rights and/or claims:
(i)            arising under any contract or employment arrangement between Executive and the Company, express or implied, written or oral, including the Employment Agreement and any bonus agreement;

(ii)            for payment of any bonuses and other payments, except as expressly set forth in Section 3(a) and Section 3(c) of this Agreement;
(iii)            for constructive termination, unfair dismissal and/or wrongful dismissal or termination of employment;
(iv)            arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability or any other unlawful bases, including the United States Constitution, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, the Pregnancy Discrimination Act of 1978, Executive Retirement Income Security Act of 1990, the Workers Adjustment and Relocation Notice Act, the Equal Pay Act, the Sarbanes Oxley Act, and the Dodd Frank Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any state in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof, including the New York State Human Rights Law (including its prohibitions of age discrimination), the New York City Human Rights Law (including its prohibitions of age discrimination), the New York Labor Law, and the New York Civil Rights Law; or based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, to the fullest extent permitted by such law;
(v)            for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, or on any other common law basis; and
(vi)            for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.
(c)              Notwithstanding any provision of the foregoing to the contrary, Executive is not waiving or releasing:
(i)            any claims for indemnification pursuant to the Employment Agreement, any indemnification agreement or any applicable law;
(ii)            any claims for vested benefits pursuant to the terms of the employee benefit plans in which Executive was a participant before the Designated Date;
(iii)            any claims with respect to stock options or restricted stock that were awarded to Executive, and vested, on or before the Designated Date;
(iv)            any claims which arise after the Effective Date; and
(v)            any right under or claims to enforce  any provision of this Agreement or the Employment Agreement to the extent applicable as described in Section 7 of this Agreement.

5.	Release of Unknown Claims
Releasor expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Releasor explicitly took that into account in determining the amount of consideration to be paid for the giving of the releases described in Section 4 of this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.
6.	Executive Acknowledgments
By executing this Agreement, Executive agrees and acknowledges that:
(a)              Executive understands all of the terms of this Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee;
(b)              Executive has been provided a reasonable period of time (e.g., at least twenty one (21) days) to review and consider signing this Agreement;
(c)              Executive has been informed that Executive has a period of seven (7) calendar days after the date of delivery of a signed Agreement to the Company (at 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: Chief Executive Officer and General Counsel) in which Executive may revoke this Agreement (the “Revocation Period”), and that revocation must be made by delivery of written notice of revocation to the Company at 450 Park Avenue, 29th Floor, New York, NY 10022 Attention: Chief Executive Officer and General Counsel prior to the end of the Revocation Period;
(d)              Executive has been directed by the Company to consult with an attorney of Executive’s choice before signing this Agreement;
(e)              Executive is not relying on any representation or statement made or contained outside of those set forth in this Agreement and Executive expressly disclaims reliance on any such representation or statement; and
(f)              Executive has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.
7.	Effect of This Agreement on the Employment Agreement
(a)              Executive and the Company acknowledge and agree that any Noncompetition and Nonsolicitation, Nondisclosure of Confidential Information, Return of Property, Intellectual Property Rights, Nondisparagement, Notification of Employment or Service Provide Relationship, Remedies and Injunctive Relief, Cooperation, Arbitration, Governing Law,

Amendment; No Waiver; 409A, Indemnification, Severability, No Construction Against Drafter, Notices, and Headings and References provisions of the Employment Agreement shall survive following the Effective Date, and that all of the other provisions of the Employment Agreement shall cease to be in effect as of the Effective Date.
(b)              Executive and the Company further acknowledge and agree that if there is any conflict between the provisions of the Employment Agreement and similar provisions of this Agreement, then the provisions of this Agreement will be controlling.
8.	Covenant Not to Sue
Executive represents and warrants that Executive has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body.  Executive agrees not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Releasee with respect to any claim arising from any act, omission, transaction or occurrence up to and including the Effective Date of the execution of this Agreement which is released and waived by Section 4 of this Agreement.  Executive further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency or as required by subpoena or court order) against the Company or any other Releasee.  In the event any government agency seeks to obtain any relief on behalf of Executive with regard to any claim released and waived by Section 4 of this Agreement, Executive covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.
9.	Company Non-Admission
This Agreement and the Separation Payments made under this Agreement are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions, and each Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions.  Executive, as and on behalf of Releasor, hereby represents and agrees that no written or oral statements, suggestions or representations that any Releasee has made or implied regarding any such admission or concession have been or shall be made directly or indirectly by or on behalf of Executive.
10.	Confidentiality and Non-Disclosure of Company Information
(a)              Executive hereby acknowledges that during Executive’s employment Executive had access to, and may have acquired, proprietary, private and/or otherwise confidential information (“Confidential Information,” as defined and described in this Section).  Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates to or refers to, among other things not enumerated:

(i)            The Company and/or any other Releasee, and/or any aspect of any Releasee’s business or activities, including their trade secrets; their business and product development plans; their marketing strategies and plans; their financial information; their investment performance and investment performance data; their manner and method of conducting business; customers and potential customers; and investors and prospective investors;
(ii)            any natural person or entity (“Person”) identified as a potential investor in or customer of or who Executive knows to be a potential investor in or customer of any of the HRG Entities;
(iii)            any Person with which any Releasee transacted business during Executive’s employment;
(iv)            any non-public information obtained from any Person other than a Releasee which is protected and/or governed by a confidentiality agreement or other understanding that the information be treated as confidential;
(v)            any information or documents provided or produced in any litigation involving any Releasee, or that are protected and/or governed by a confidentiality agreement or stipulation;
(vi)            any information protected and/or governed by the attorney-client privilege, work product immunity or any similar privilege or immunity; and
(vii)            any personal information, including any information involving the personal lives or habits, of any Releasee who is a natural person or any immediate relative of any Releasee who is a natural person;
provided that all of the foregoing are illustrative, and Confidential Information shall not be limited to those illustrations; and provided further that “Confidential Information” shall not include information or data that is or becomes available to public other than as a result of an act or omission by the Executive in breach of this Agreement.
(b)              Executive and/or any Releasor agree not to use any Confidential Information or Confidential Materials, in any manner, directly or indirectly, and agree not to disclose, orally or in writing or by any other means, directly or indirectly, to any person (other than to Executive’s attorney and accountant, each of whom shall be directed by Executive not to disclose such information), any Confidential Information or Confidential Materials, including the information described in Sections 10(a)(i)-(vii), and further agree not to disclose to any other person:
(i)            information concerning any aspect of Executive’s employment with the Company or relationship with any other Releasee, the payment or nonpayment of any wages or compensation, the performance of services for the Company or any Releasee, or the termination of such employment or services;

(ii)            any facts, claims or assertions relating or referring to any conduct or practices by or on behalf of any Releasee; and
(iii)            any facts, claims or assertions relating or referring to any experiences of Executive or treatment Executive received by or on behalf of any Releasee during Executive’s employment through the date of this Agreement, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body;
(c)              Notwithstanding the foregoing,
(i)            the provisions of this Section 10 do not apply to Executive’s truthful testimony in court or an administrative or arbitration tribunal, and do not restrict Executive in providing information in response to a subpoena or court order, provided, however, that this clause (i) does not waive any attorney-client privilege or work product immunity with respect to any communication between Executive and the Company and/or its employees and agents that is subject to such privilege or immunity;
(ii)            in response to any inquiry concerning any of the foregoing or otherwise, Executive may describe the positions and salaries Executive held, the job duties and functions Executive performed, and the dates of commencement and termination of Executive’s employment; and
(d)              In the event that Executive and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Confidential Materials or any other information concerning any Releasee, including such information governed by Section 10 of this Agreement, Executive shall, to the extent permissible by law, within two (2) business days of the service or receipt of such subpoena or other request:
(i)            notify the Company in writing, by email to the Company’s Chief Executive Officer with a copy to the General Counsel of the Company; and
(ii)            provide a copy of such subpoena or other request, if in writing, and/or disclose the nature of the request for information, if oral, to the Company’s Chief Executive Officer and a copy of any such document to the General Counsel of the Company.
(e)              Executive acknowledges that this Section 10 constitutes a material term in this Agreement, without which the Company would not enter into this Agreement.
11.	Company Remedies
The covenants, representations and acknowledgments made by Releasor in this Agreement shall survive the execution of this Agreement and the delivery of the Separation Payments to be made hereunder.  In the event that an independent arbitrator appointed pursuant to the Arbitration provision of the Employment Agreement (the “Arbitrator”) finds that Executive has committed or commits a breach of any term, condition or covenant in this Agreement (except for any breach of Section 2(c) of this Agreement, which shall be determined by the Company and shall not require a decision from the Arbitator), including Section 10 or any of the Post Employment Restrictive Covenant provisions of the Employment Agreement, Releasees shall be excused and released from any obligation to make the Separation Payments contemplated by this Agreement and any installment thereof; Releasor may, in the Arbitrator’s discretion, be obligated to return to the Company any such payment that has been paid pursuant to Section 3(a); and Releasor may, in the Arbitrator’s discretion, also be liable for any damages suffered or incurred by any Releasee by reason of such misstatement or breach.  Notwithstanding anything to the contrary in this Section 11, under no circumstances will the Company be excused from paying, nor shall Executive be obligated to return, an amount of $5,000 of the total consideration paid to Executive under Section 3(a) of this Agreement.
12.	Entire Agreement; Severability
This Agreement, the Employment Agreement (to the extent applicable as described in Section 7 of this Agreement) and equity grant documents between the Executive and the Company, together constitute the sole and complete understanding and agreement between the Parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise.  If any provision of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.
13.	Arbitration, Choice of Law and Venue
Any dispute arising under this Agreement shall be subject to arbitration pursuant to the Arbitration provision of the Employment Agreement. This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding the choice of law rules of any applicable jurisdiction, except that any arbitration proceeding pursuant to the Arbitration provision of the Employment Agreement shall be governed by the Federal Arbitration Act (“FAA”) to the extent it is applicable and by New York law to the extent that the FAA is not applicable.  Furthermore, with respect to any controversy, claim or dispute between Executive and any Releasee that is not subject to arbitration and with respect to any proceeding in aid of or in connection with arbitration or to enforce, modify or vacate an arbitration award, Executive agrees and consents to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York.  In addition, Executive waives any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.  Further, Executive and the Company waive any right Executive or it may otherwise have to a trial by jury in any action to enforce the terms, or for breach, of this Agreement.
14.	Amendment; Other Terms; No Waiver; Section 409A
(a)              No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)              The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)              The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any party.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to any rule, law, statute or regulation shall mean such rule, law, statute or regulation as amended, modified or supplemented from time to time.
(d)              This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.
(e)              The captions and underscoring in this Agreement are for convenience of reference only and have no legal effect and do not define or limit the provisions hereof.
(f)           Notwithstanding anything herein to the contrary, (x) with respect to options to purchase shares of Company stock that have vested as of the date hereof, Executive shall be permitted to exercise such options at any time starting from date hereof until 180th day after the Final Release Date, but if such exercise period would expire at a time when trading in the shares of common stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), such exercise period shall be automatically extended until the 30th day following the expiration of such prohibition; (y) with respect to options to purchase shares of Company stock that will vest after the date hereof and prior to the Final Release Date, Executive shall be permitted to exercise such options at any time starting from the date of vesting until the 180th day after the Final Release Date, but if such exercise period would expire at a time when trading in the shares of common stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), such exercise period shall be automatically extended until the 30th day following the expiration of such prohibition; and (z) with respect to options to purchase shares of Company stock that vest on or after the Final Release Date, Executive shall be permitted to exercise such options at any time starting from the date such options vest until the 180th day following the date such options vest, but if such exercise period would expire at a time when trading in the shares of common stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), such exercise period shall be automatically extended until the 30th day following the expiration of such prohibition; provided that in none of the foregoing clauses (x), (y) or (z) shall such exercise period be longer than the 10th anniversary of the date of grant of such option (or such earlier date as provided under Sections 12 or 13 of the Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as amended).
(g)              Notwithstanding anything in this agreement to the contrary, it is acknowledged and agreed that (x) the Executive may be terminated prior to the Designated Date if he materially breaches the terms of this Agreement or has committed an act that constitutes Cause under the Employment Agreement and if the Executive is terminated pursuant to this sentence the date of such termination shall be the Designated Date; and (y) during the Retention Period, the Company may hire a new Chief Financial Officer, remove the Executive’s “Chief Financial Officer” title, transition away all or a portion of the Executive’s authority, duties and responsibilities and otherwise comply with this Agreement, and none of the foregoing shall constitute “Good Reason” under the Employment Agreement; provided that during the Retention Period the Executive shall assist the new Chief Financial Officer and the Company with any reasonable transition requests.  For the avoidance of doubt, if the Executive voluntarily terminates his employment or the Executive is terminated for Cause, then Executive shall not receive any Separation Payments or any severance or separation pay pursuant to the Employment Agreement.
(h)              It is the intention of the Company and Executive that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A.  The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(i)              Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of  Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.  For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as a separate payment.
(j)              For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(k)              Executive acknowledges that the Company has advised Executive to consult with an attorney regarding this Agreement, and how Section 409A applies to the Separation Payments.
15.	Effective Date; Second Release.
Executive shall deliver the executed copy of this Agreement within twenty one (21) days following the date hereof to HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: Chief Executive Officer and General Counsel.  This Agreement will become final and binding upon expiration of the seven (7) day Revocation Period described in Section 6(c) without timely revocation by Executive (the “Effective Date”).  On the Designated Date, as a further condition to receipt of the Separation Payments, Executive shall further deliver a second release and waiver of claims, which shall include substantially identical provisions to the provisions of Sections 4, 5, 6 and 8 hereof (except that the release of claims shall be through and as of the Designated Date and shall become final and binding upon the expiration of the seven day revocation period after the Designated Date, such date, the “Final Release Date”), to

HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: Chief Executive Officer and General Counsel. For the avoidance of doubt, if Executive does not deliver the second release and waiver of claims by the Final Release Date or revokes such release and waiver of claims by the Final Release Date, then no Separation Payments shall be made to Executive and if any such payments are made or provided, Executive shall promptly repay such amount to the Company.
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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have hereunto set their hands.

/s/ Thomas A. Williams

August 6, 2015
Date

HRG Group, Inc.

/s/ Omar M. Asali
Name:	Omar M. Asali
Title:	President and Chief Executive Officer

August 6, 2015
Date